Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

GROVE COLLABORATIVE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share	Rule 457(c)	32,557,664	$6.25	$203,485,400	0.0000927	$18,863

Total Fees Previously Paid(3)							$15,658

Net Fee Due							$3,205

(1)

Consists of 32,557,664 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) that are available to be issued and sold by Grove Collaborative Holdings, Inc. to the selling securityholder named herein (the “Selling Holder”) from time to time at the Company’s election pursuant to a standby equity purchase agreement, dated as of July 18, 2022, between the Company and the Selling Holder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Class A common stock on The New York Stock Exchange on August 19, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(3)	Previously paid in connection with initial filing of Registration Statement on Form S-1 (No. 333-266205) filed July 19, 2022 to which this Amendment No. 1 relates.